Exhibit 23.2

          CONSENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference into the Registration Statements on Form S-8 (File Nos. 33-47551, 33-88108, 333-40219, 33-62231,
333-81669 and 333-81969) and on Form S-3 (File Nos. 333-17849 and 333-43808) of
UnumProvident Corporation of our report dated February 2, 1999 relating to the consolidated financial statements of UNUM Corporation and subsidiaries for the year ended December 31, 1998 (not presented separately therein) which are included in UnumProvident's Annual Report on Form 10-K for the year ended December 31, 2000 as a result of a pooling of interest business combination.

/s/ PRICEWATERHOUSECOOPERS LLP

Portland, Maine
March 26, 2001